Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	April 20, 2006
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
FIRST QUARTER NET EARNINGS UP 21%
          LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $19.0 million for the quarter ended March 31, 2006, an increase of $3.3 million, or 21%, over the $15.7 million recorded in the first quarter of 2005. On a per share basis, net income for the first quarter of 2006 totaled $0.76 per diluted common share, an increase of $0.08 per share, or 12%, as compared to the 2005 first quarter total of $0.68 per diluted common share.
     The first quarter of 2006, when compared to the first quarter of 2005, benefited from additional trading income on the increase in the fair market value of rate swaps ($0.09 per share) and a gain, net of sales expenses, from the sale of the Wayne Hummer Growth Fund ($0.06 per share). Partially offsetting these increases were the impact of adopting Statement of Financial Accounting Standards No. 123(R) (As Amended) Share-Based Payment (“FAS 123”), lower levels of fees from certain covered call option transactions and lower gain on sale of premium finance receivables. The impact ($0.03 per share) of FAS 123 in the first quarter arose as the Company elected modified prospective application to implement this new accounting standard. Fees from certain covered call option transactions declined ($0.02 per share), as expected, in the first quarter of 2006 as interest rates continued to rise. The lower gain on sale of premium finance receivables ($0.02 per share) arose as the Company chose to retain a larger portion of these loans on its books to better balance its asset mix.
     “Wintrust has many opportunities in front of us as well as the challenges of this competitive environment. The management team feels as strongly as ever about our business model not only because it is proven but because we have solid people executing it for us,” commented Edward J. Wehmer, President and Chief Executive Officer. “Our focus on de novo bank charter creation continued as Old Plank Trail Community

Bank, N.A. officially opened on March 23, 2006 with a temporary main bank location in New Lenox, Illinois and a temporary branch location in Frankfort, Illinois. Permanent facility construction is underway at both locations as well as a third location in Mokena, Illinois. Over the past 15 months, we have opened, expanded or acquired 21 banking locations with plans already in place for 16 new, acquired or improved locations in the next 12 months.”
     Mr. Wehmer also noted, “Our net interest margin increased slightly over the most recent quarter as we began to move towards a more favorable asset mix. Over the past twelve months, we have organically grown our outstanding loans by $577 million and our total assets by over $1 billion. Loan growth in the first quarter, while still lower than historical Wintrust standards, improved when compared to the previous two quarters. For the first time since the fourth quarter of 2003, our loan growth exceeded our deposit growth. We are very pleased with our levels of both non-performing assets and net charge-offs in the first quarter of 2006. We continue to be committed to our core loan underwriting standards and will not sacrifice our asset quality or pricing standards simply to grow outstanding loan balances.”
     Mr. Wehmer added, “We also continue to make strides to improve the contribution from our wealth management services and focus more of our efforts on directly managing client assets. The sale of the Wayne Hummer Growth Fund in the first quarter was part of this strategic effort. Due in large part to the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2006 of $3.11 to $3.28 per share.”
     Total assets rose to $8.38 billion at March 31, 2006, an increase of $1.04 billion, or 14%, compared to $7.35 billion a year ago. Total deposits as of March 31, 2006 were $6.88 billion, an increase of $956 million, or 16%, as compared to $5.93 billion at March 31, 2005. Total loans grew to $5.44 billion as of March 31, 2006, an increase of $577 million, or 12%, over the $4.86 billion balance as of a year ago. Shareholders’ equity increased to $652.9 million, or a book value of $26.94 per share, at March 31, 2006, compared to $562.2 million, or a book value of $23.98, per share at March 31, 2005.

     Wintrust’s key operating measures and growth rates for the first quarter of 2006 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	March 31,	December 31,	March 31,	4th Quarter		1st Quarter
($ in thousands, except per share data)	2006	2005	2005	2005 (5)		2005
Net income	$19,013	$18,656	$15,673	8%		21%
Net income per common share — Diluted	$0.76	$0.75	$0.68	5%		12%

Net revenue (1)	$85,889	$81,138	$74,293	24%		16%
Net interest income	$57,164	$56,993	$49,913	1%		15%

Net interest margin (4)	3.12%	3.11%	3.21%	1	bp	(9	)bp
Core net interest margin (2) (4)	3.33%	3.32%	3.42%	1	bp	(9	)bp
Net overhead ratio (3)	1.27%	1.33%	1.39%	(6	)bp	(12	)bp
Return on average assets	0.94%	0.92%	0.91%	2	bp	3	bp
Return on average equity	12.08%	12.00%	13.24%	8	bp	(116	)bp

At end of period
Total assets	$8,382,247	$8,177,042	$7,345,539	10%		14%
Total loans	$5,435,317	$5,213,871	$4,858,724	17%		12%
Total deposits	$6,882,487	$6,729,434	$5,926,085	9%		16%
Total equity	$652,887	$627,911	$562,215	16%		16%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	% change is annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations — Impacting
Comparative Financial Results
Acquisitions
     On January 18, 2005, Wintrust announced the completion (effective date of January 1, 2005) of its cash acquisition of Antioch Holding Company (“Antioch”). Antioch was the parent company of State Bank of The Lakes that has locations in Antioch, Lindenhurst, Grayslake, Spring Grove and McHenry.
     On March 31, 2005, Wintrust announced the completion of its acquisition of First Northwest Bancorp, Inc. (“FNBI”) in a stock and cash merger transaction (595,123 shares of common stock were issued). FNBI was the parent company of First Northwest Bank with two locations in Arlington Heights, Illinois. First Northwest Bank began operations as a de novo bank in 1995. On May 23, 2005, FNBI’s locations became part of Village Bank & Trust.
     The results of operations of Antioch and FNBI are included in Wintrust’s consolidated financial results only since their respective effective dates of acquisition.
Stock Offering/Regulatory Capital
     On March 30, 2005, Wintrust consummated the partial settlement of the forward sale agreement the Company entered into on December 14, 2004 with Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, relating to the forward sale by Wintrust of 1.2 million shares of Wintrust’s common stock. Pursuant to and in partial settlement of the forward sale agreement, Wintrust issued 1.0 million shares of its common stock, and received net proceeds of $55.9 million from Royal Bank of Canada. Additionally, on December 14, 2005, Wintrust amended certain terms of the forward sale agreement for the purpose of extending the maturity date for the remaining 200,000 shares from December 17, 2005 to December 17, 2006.
     On August 16, 2005, Wintrust redeemed all 2,000,000 shares of the 10.50% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust II at a redemption price equal to the $10.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 10.50% Junior Subordinated Debentures due 2030, all of which were held by the Wintrust Capital Trust II. The redemption was funded by the issuance of $40.0 million of trust preferred securities in a private placement to an institutional investor on August 2, 2005, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust VIII, a Delaware statutory trust. This effectively replaced 10.50% fixed rate funding with funding equal to the three-month LIBOR rate plus 1.45% (initially priced at 5.15%). Subsequent to the issuance of this instrument, the Company entered into an interest rate swap contract that economically fixed the rate at 5.27%.
     On October 25, 2005, Wintrust signed a $25.0 million subordinated note with an unaffiliated bank. As of March 31, 2006, the note remains unfunded, however it is anticipated that the proceeds of the note will be used in conjunction with closing the pending acquisition of Hinsbrook Bancshares, Inc., anticipated to close in the second quarter of 2006.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust had the following banking location activity:
- New Lenox, Illinois (temporary main bank location for Old Plank Trail Community Bank, N.A.) — opened first quarter 2006
- Frankfort, Illinois (temporary branch bank location for Old Plank Trail Community Bank, N.A.) — opened first quarter 2006
- The Beverly neighborhood of Chicago (main bank permanent location with drive-through for Beverly Bank & Trust Company) — opened fourth quarter 2005
- Northbrook, Illinois (west Northbrook, a branch of Northbrook Bank & Trust Company) — opened fourth quarter of 2005
- Glen Ellyn, Illinois (a temporary branch bank location for Glen Ellyn Bank & Trust, a branch of Wheaton Bank & Trust Company) — opened fourth quarter of 2005
- Wales, Wisconsin (a branch of Town Bank) — opened fourth quarter of 2005
- Barrington, Illinois (Northwest Highway, a branch with drive-through for Barrington Bank & Trust Company) — opened second quarter of 2005
- Convenience location in the Wayne Hummer Investments, LLC office in downtown Chicago (a branch of North Shore Community Bank & Trust) — closed second quarter of 2005
- Gurnee, Illinois (permanent location with drive-through replacing temporary location, a branch of Libertyville Bank & Trust Company) — opened first quarter of 2006
- Downers Grove, Illinois (permanent location with drive-through replacing temporary location, a branch of Hinsdale Bank & Trust Company) — opened fourth quarter of 2005
- Lake Bluff, Illinois (drive-through added to existing location, a branch of Lake Forest Bank & Trust Company) — opened third quarter of 2005
- Buffalo Grove, Illinois (permanent location with drive-through replacing temporary location, a branch of Northbrook Bank & Trust Company) — opened third quarter of 2005

- Barrington, Illinois (additional facility on main bank campus) — opened third quarter of 2005
Financial Performance Overview
     For the first quarter of 2006, net interest income totaled $57.2 million, increasing $7.3 million, or 15%, compared to the first quarter of 2005. Average earning assets grew $1.14 billion over the first quarter of 2005, an 18% increase. Loans accounted for $586 million and liquidity management assets accounted for $559 million of the total average earning asset growth compared to the first quarter of 2005.
     The provision for credit losses totaled $1.5 million for the first quarter of 2006 compared to $1.2 million for the first quarter of 2005.
     The net interest margin for the first quarter of 2006 was 3.12%, compared to 3.21% in the first quarter of 2005 and 3.11% in the fourth quarter of 2005. The net interest margin declined nine basis points in the first quarter of 2006 compared to the first quarter of 2005 as the yield on earning assets increased by 94 basis points, the rate paid on interest-bearing liabilities increased by 110 basis points and the contribution from net free funds increased by seven basis points. The earning asset yield improvement in the first quarter of 2006 compared to the first quarter of 2005 was primarily attributable to a 117 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 110 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. The net interest margin in the first quarter of 2006 remained essentially unchanged when compared to the fourth quarter of 2005 as the net interest margin in the last four quarters has been hampered by the loan-to-deposit ratio falling below the Company’s targeted range of 85% to 90%. Commercial and commercial real-estate loan growth of $134 million and premium finance receivables growth of $94 million from December 31, 2005 helped stabilize this ratio. While lower sales of premium finance receivables lowered the gain recognized in the first quarter of 2006, retaining these higher yielding assets on the books benefits profitability in future quarters. Average liquidity management assets continue to comprise a larger portion of total average earning assets. This heavier reliance on lower yielding liquidity management assets has compressed net interest margin levels from higher historical levels.
     Non-interest income totaled $28.7 million in the first quarter of 2006, increasing $4.3 million, or 18%, compared to the first quarter of 2005. The increase was primarily attributable to the higher levels of trading income recognized on rate swaps and the gain on the sale of the Wayne Hummer Growth Fund offset by lower levels of fees from certain covered call option transactions and lower gain on sale of premium finance receivables.
     Non-interest expense totaled $54.5 million in the first quarter of 2006, increasing $6.2 million, or 13%, over the first quarter of 2005. Salary and employee benefits expense increased $4.0 million comprised mainly of base and variable salary components increasing $1.2 million due to year-end salary adjustments and growth of the banking facilities and the $1.4 million impact in the first quarter of 2006 as a result of adopting FAS 123. The net overhead ratio for the first quarter of 2006 was 1.27% compared to 1.39% for the first quarter of 2005.
     Non-performing assets totaled $26.5 million, or 0.32% of total assets, at March 31, 2006, compared to $27.6 million, or 0.34% of total assets, at December 31, 2005 and $25.6 million, or 0.35% of total assets, at March 31, 2005. Net charge-offs as a percentage of average loans for the first quarter of 2006 were 11 basis points compared to eight basis points in the first quarter of 2005. Non-performing assets at March 31, 2006, remain at levels that the Company believes make monitoring and collecting of the non-performing assets manageable.
Other Activities
     On December 5, 2005, Wintrust announced the signing of a definitive agreement to acquire Hinsbrook Bancshares, Inc. (“HBI”). HBI is the parent company of Hinsbrook Bank & Trust (“Hinsbrook Bank’”) which has five Illinois banking locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank began operations as a de novo bank in 1987 and had assets of approximately $500 million at March 31, 2006. It is anticipated that this transaction will close in the second quarter of 2006.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2006	2005

Selected Financial Condition Data (at end of period):
Total assets	$8,382,247	$7,345,539
Total loans	5,435,317	4,858,724
Total deposits	6,882,487	5,926,085
Long-term debt — trust preferred securities	230,416	209,963
Total shareholders’ equity	652,887	562,215

Selected Statements of Income Data:
Net interest income	$57,164	$49,913
Net revenue (1)	85,889	74,293
Income before taxes	29,893	24,758
Net income	19,013	15,673
Net income per common share — Basic	0.79	0.72
Net income per common share — Diluted	0.76	0.68

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	3.12%	3.21%
Core net interest margin (2) (6)	3.33	3.42
Non-interest income to average assets	1.41	1.41
Non-interest expense to average assets	2.68	2.80
Net overhead ratio (3)	1.27	1.39
Efficiency ratio (4) (6)	63.16	64.75
Return on average assets	0.94	0.91
Return on average equity	12.08	13.24

Average total assets	$8,239,877	$6,998,515
Average total shareholders’ equity	638,268	480,024
Average loans to average deposits ratio	79.6%	87.0%

Common Share Data at end of period:
Market price per common share	$58.17	$47.09
Book value per common share	$26.94	$23.98
Common shares outstanding	24,231,059	23,446,777

Other Data at end of period:
Allowance for credit losses (5)	$40,858	$39,337
Non-performing assets	$26,545	$25,566
Allowance for credit losses to total loans (5)	0.75%	0.81%
Non-performing assets to total assets	0.32%	0.35%
Number of:
Bank subsidiaries	14	14
Non-bank subsidiaries	10	10
Banking offices	64	58

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
(In thousands)	2006	2005	2005

Assets
Cash and due from banks	$121,015	$158,136	$148,205
Federal funds sold and securities purchased under resale agreements	123,430	183,229	70,339
Interest bearing deposits with banks	14,146	12,240	6,108
Available-for-sale securities, at fair value	1,988,050	1,799,384	1,538,433
Trading account securities	2,005	1,610	3,438
Brokerage customer receivables	29,765	27,900	29,662
Mortgage loans held-for-sale	64,437	85,985	133,131
Loans, net of unearned income	5,435,317	5,213,871	4,858,724
Less: Allowance for loan losses	40,367	40,283	39,337

Net loans	5,394,950	5,173,588	4,819,387
Premises and equipment, net	254,471	247,875	217,048
Accrued interest receivable and other assets	176,489	272,772	163,179
Goodwill	196,625	196,716	196,549
Other intangible assets	16,864	17,607	20,060

Total assets	$8,382,247	$8,177,042	$7,345,539

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$608,769	$620,091	$581,828
Interest bearing	6,273,718	6,109,343	5,344,257

Total deposits	6,882,487	6,729,434	5,926,085

Notes payable	1,000	1,000	6,000
Federal Home Loan Bank advances	367,279	349,317	336,965
Subordinated notes	50,000	50,000	50,000
Other borrowings	86,231	95,796	154,991
Long-term debt — trust preferred securities	230,416	230,458	209,963
Accrued interest payable and other liabilities	111,947	93,126	99,320

Total liabilities	7,729,360	7,549,131	6,783,324

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	24,231	23,941	23,447
Surplus	435,207	420,426	407,590
Common stock warrants	744	744	828
Retained earnings	217,842	201,133	152,623
Accumulated other comprehensive loss	(25,137)	(18,333)	(22,273)

Total shareholders’ equity	652,887	627,911	562,215

Total liabilities and shareholders’ equity	$8,382,247	$8,177,042	$7,345,539

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2006	2005

Interest income
Interest and fees on loans	$96,651	$72,279
Interest bearing deposits with banks	124	28
Federal funds sold and securities purchased under resale agreements	1,520	151
Securities	21,531	14,429
Trading account securities	6	22
Brokerage customer receivables	465	413

Total interest income	120,297	87,322

Interest expense
Interest on deposits	54,282	28,972
Interest on Federal Home Loan Bank advances	3,280	2,568
Interest on notes payable and other borrowings	654	1,779
Interest on subordinated notes	801	679
Interest on long-term debt — trust preferred securities	4,116	3,411

Total interest expense	63,133	37,409

Net interest income	57,164	49,913
Provision for credit losses	1,536	1,231

Net interest income after provision for credit losses	55,628	48,682

Non-interest income
Wealth management	10,137	7,944
Mortgage banking	5,110	6,527
Service charges on deposit accounts	1,698	1,339
Gain on sale of premium finance receivables	995	1,656
Administrative services	1,154	1,015
Gains on available-for-sale securities, net	80	—
Other	9,551	5,899

Total non-interest income	28,725	24,380

Non-interest expense
Salaries and employee benefits	33,478	29,463
Equipment	3,174	2,749
Occupancy, net	4,668	3,840
Data processing	1,859	1,715
Advertising and marketing	1,120	994
Professional fees	1,436	1,469
Amortization of other intangible assets	743	755
Other	7,982	7,319

Total non-interest expense	54,460	48,304

Income before income taxes	29,893	24,758
Income tax expense	10,880	9,085

Net income	$19,013	$15,673

Net income per common share — Basic	$0.79	$0.72

Net income per common share — Diluted	$0.76	$0.68

Cash dividends declared per common share	$0.14	$0.12

Weighted average common shares outstanding	24,056	21,831
Dilutive potential common shares	956	1,215

Average common shares and dilutive common shares	25,012	23,046

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended
	March 31,
(Dollars in thousands)	2006	2005

(A) Interest income (GAAP)	$120,297	$87,322
Taxable-equivalent adjustment:
– Loans	130	153
– Liquidity management assets	281	147
– Other earning assets	2	6
Interest income — FTE	$120,710	$87,628
(B) Interest expense (GAAP)	63,133	37,409
Net interest income — FTE	$57,577	$50,219
(C) Net interest income (GAAP) (A minus B)	$57,164	$49,913
Net interest income — FTE	$57,577	$50,219
Add: Net interest expense on long-term debt — trust preferred securities, (1)	3,995	3,314
Core net interest income — FTE (2)	$61,572	$53,533
(D) Net interest margin (GAAP)	3.09%	3.18%
Net interest margin — FTE	3.12%	3.21%
Core net interest margin — FTE (2)	3.33%	3.42%
(E) Efficiency ratio (GAAP)	63.47%	65.02%
Efficiency ratio — FTE	63.16%	64.75%

(1)	Interest expense from the long-term debt — trust preferred securities is net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2006	2005	2005	2005 (1)	2005
Balance:
Commercial and commercial real estate	$3,295,334	$3,161,734	$2,850,089	17.1%	15.6%
Home equity	622,097	624,337	636,926	(1.4)	(2.3)
Residential real estate	273,100	275,729	281,385	(3.9)	(2.9)
Premium finance receivables	908,843	814,681	766,416	46.9	18.6
Indirect consumer loans (2)	212,156	203,002	189,628	18.3	11.9
Tricom finance receivables	40,144	49,453	33,469	(76.3)	19.9
Other loans	83,643	84,935	100,811	(6.2)	(17.0)

Total loans, net of unearned income	$5,435,317	$5,213,871	$4,858,724	17.2%	11.9%

Mix:
Commercial and commercial real estate	61%	61%	58%
Home equity	11	12	13
Residential real estate	5	5	6
Premium finance receivables	17	16	16
Indirect consumer loans (2)	4	4	4
Tricom finance receivables	1	1	1
Other loans	1	1	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.
DEPOSITS

				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2006	2005	2005	2005 (1)	2005
Balance:
Non-interest bearing	$608,769	$620,091	$581,828	(7.4)%	4.6%
NOW	743,929	704,640	697,106	22.6	6.7
Wealth Management deposits (2)	441,856	421,301	390,819	19.8	13.1
Money market	598,775	610,554	661,874	(7.8)	(9.5)
Savings	308,651	308,323	290,551	0.4	6.2
Time certificates of deposit	4,180,507	4,064,525	3,303,907	11.6	26.5

Total deposits	$6,882,487	$6,729,434	$5,926,085	9.2%	16.1%

Mix:
Non-interest bearing	9%	9%	10%
NOW	11	11	12
Wealth Management deposits (2)	6	6	6
Money market	9	9	11
Savings	4	5	5
Time certificates of deposit	61	60	56

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2006 compared to the first quarter of 2005 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2006			March 31, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1)(2)(8)	$2,060,242	$23,456	4.62%	$1,501,675	$14,755	3.98%
Other earning assets (2)(3)(8)	31,818	473	5.94	34,119	441	5.24
Loans, net of unearned income (2)(4)(8)	5,408,010	96,781	7.26	4,822,149	72,432	6.09

Total earning assets (8)	$7,500,070	$120,710	6.53%	$6,357,943	$87,628	5.59%

Allowance for loan losses	(41,629)			(38,295)
Cash and due from banks	127,868			136,256
Other assets	653,568			542,611

Total assets	$8,239,877			$6,998,515

Interest-bearing deposits	$6,202,123	$54,282	3.55%	$5,005,533	$28,972	2.35%
Federal Home Loan Bank advances	356,655	3,280	3.73	297,732	2,568	3.50
Notes payable and other borrowings	85,889	654	3.09	300,850	1,779	2.40
Subordinated notes	50,000	801	6.41	50,000	679	5.43
Long-term debt — trust preferred securities	230,431	4,116	7.15	204,659	3,411	6.67

Total interest-bearing liabilities	$6,925,098	$63,133	3.69%	$5,858,774	$37,409	2.59%

Non-interest bearing deposits	595,322			535,201
Other liabilities	81,189			124,516
Equity	638,268			480,024

Total liabilities and shareholders’ equity	$8,239,877			$6,998,515

Interest rate spread (5)(8)			2.84%			3.00%
Net free funds/contribution (6)	$574,972		0.28	$499,169		0.21

Net interest income/Net interest margin (8)		$57,577	3.12%		$50,219	3.21%

Core net interest margin (7)(8)			3.33%			3.42%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2006 and 2005 were $413,000 and $306,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2006 compared to the fourth quarter of 2005 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2006			December 31, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$2,060,242	$23,456	4.62%	$1,969,837	$21,495	4.33%
Other earning assets (2) (3) (8)	31,818	473	5.94	19,370	246	5.07
Loans, net of unearned income (2) (4) (8)	5,408,010	96,781	7.26	5,326,344	93,156	6.94

Total earning assets (8)	$7,500,070	$120,710	6.53%	$7,315,551	$114,897	6.23%

Allowance for loan losses	(41,629)			(42,152)
Cash and due from banks	127,868			130,480
Other assets	653,568			630,220

Total assets	$8,239,877			$8,034,099

Interest-bearing deposits	$6,202,123	$54,282	3.55%	$6,006,384	$49,080	3.24%
Federal Home Loan Bank advances	356,655	3,280	3.73	346,601	3,168	3.63
Notes payable and other borrowings	85,889	654	3.09	90,143	625	2.75
Subordinated notes	50,000	801	6.41	50,000	754	5.91
Long-term debt — trust preferred securities	230,431	4,116	7.15	230,472	3,945	6.70

Total interest-bearing liabilities	$6,925,098	$63,133	3.69%	$6,723,600	$57,572	3.39%

Non-interest bearing deposits	595,322			620,402
Other liabilities	81,189			73,470
Equity	638,268			616,627

Total liabilities and shareholders’ equity	$8,239,877			$8,034,099

Interest rate spread (5) (8)			2.84%			2.84%
Net free funds/contribution (6)	$574,972		0.28	$591,951		0.27

Net interest income/Net interest margin (8)		$57,577	3.12%		$57,325	3.11%

Core net interest margin (7) (8)			3.33%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2006 was $413,000 and for the three months ended December 31, 2005 was $332,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended March 31, 2006 totaled $57.6 million, an increase of $7.4 million, or 15%, as compared to the $50.2 million recorded in the same quarter of 2005. Average loans in the first quarter of 2006 increased $586 million, or 12%, over the first quarter of 2005 and $82 million, or 6% on an annualized basis, over the fourth quarter of 2005.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first quarter of 2006 the net interest margin was 3.12%, an increase of one basis point when compared to the net interest margin of 3.11% in fourth quarter of 2005 and a decrease of nine basis points when compared to the first quarter of 2005. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.33% for the first quarter of 2006, 3.32% for the fourth quarter of 2005 and 3.42% for the first quarter of 2005.
The net interest margin declined nine basis points in the first quarter of 2006 compared to the first quarter of 2005 as the yield on earning assets increased by 94 basis points, the rate paid on interest-bearing liabilities increased by 110 basis points and the contribution from net free funds increased by seven basis points. The earning asset yield improvement in the first quarter of 2006 compared to the first quarter of 2005 was primarily attributable to a 117 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 110 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. The interest margin in the first quarter of 2006 remained essentially unchanged when compared to the fourth quarter of 2005 as the net interest margin in the last four quarters has been hampered by the loan-to-deposit ratio falling below the Company’s targeted range of 85% to 90% causing a heavier reliance over the past year on lower yielding liquidity management assets. Commercial and commercial real-estate loan growth of $134 million and premium finance receivables growth of $94 million from December 31, 2005 helped stabilize this ratio. While lower sales of premium finance receivables lowered the gain recognized in the first quarter of 2006, retaining these higher yielding assets on the books benefits profitability in future quarters. Average liquidity management assets continue to comprise a larger portion of total average earning assets as a result of the lower loan growth in the past four quarters. This heavier reliance on lower yielding liquidity management assets has compressed net interest margin levels from higher historical levels.
The yield on total earning assets for the first quarter of 2006 was 6.53% as compared to 5.59% in the first quarter of 2005. The increase of 94 basis points from the first quarter of 2005 resulted primarily from the rising interest rate environment in the last 21 months offset by the effects of a flattening yield curve. The first quarter 2006 yield on loans was 7.26%, a 117 basis point increase when compared to the prior year first quarter yield of 6.09%. Compared to the fourth quarter of 2005, the yield on earning assets increased 30 basis points primarily as a result of a 32 basis point increase in the yield on total loans and a 29 basis point increase in the yield on liquidity management assets. The average loan-to-average deposit ratio was 79.6% in the first quarter of 2006, 87.0% in the first quarter of 2005 and 80.4% in the fourth quarter of 2005.
The rate paid on interest-bearing deposits increased to 3.55% in the first quarter of 2006 as compared to 2.35% in the first quarter of 2005. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 4.93% in the first quarter of 2006 compared to 3.98% in the first quarter of 2005 and 4.66% in the fourth quarter of 2005 as a result of higher short-term funding and trust preferred borrowings costs. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.

NON-INTEREST INCOME
For the first quarter of 2006, non-interest income totaled $28.7 million and increased $4.3 million compared to the first quarter of 2005. The increase was primarily attributable to the higher levels of trading income recognized on rate swaps and the gain on the sale of the Wayne Hummer Growth Fund offset by lower levels of mortgage banking revenue, fees from certain covered call option transactions and lower gain on sale of premium finance receivables.
The following table presents non-interest income by category for the three months ended March 31, 2006 and 2005:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Brokerage	$5,175	$5,521	(346)	(6.3)
Trust and asset management	4,962	2,423	2,539	104.8

Total wealth management	10,137	7,944	2,193	27.6

Mortgage banking	5,110	6,527	(1,417)	(21.7)
Service charges on deposit accounts	1,698	1,339	359	26.8
Gain on sales of premium finance receivables	995	1,656	(661)	(39.9)
Administrative services	1,154	1,015	139	13.7
Gains on available-for-sale securities, net	80	—	80	NM
Other:
Fees from covered call options	1,805	2,753	(948)	(34.4)
Trading income — net cash settlement of swaps	522	74	448	605.4
Trading income — change in fair market value	4,915	1,070	3,845	359.3
Bank Owned Life Insurance	630	599	31	5.2
Miscellaneous	1,679	1,403	276	19.7

Total other	9,551	5,899	3,652	61.9

Total non-interest income	$28,725	$24,380	4,345	17.8

NM — data not meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management totaled $10.1 million in the first quarter of 2006, a $2.2 million increase from the $7.9 million recorded in the first quarter of 2005 primarily as a result of the $2.4 million gain on the sale of the Wayne Hummer Growth Fund. While revenue from retail brokerage trading in the debt and equity markets decreased $346,000 compared to the first quarter of 2005, this revenue source increased $390,000 in the first quarter of 2006 compared to the fourth quarter of 2005. This follows an increase of $331,000 in the fourth quarter of 2005 compared to the third quarter of 2005. The Company anticipates continuing to recognize the revenue enhancement capabilities and cost saving opportunities available as a result of the conversion to an out-sourced securities clearing platform completed at Wayne Hummer Investments in the third quarter of 2005.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended March 31, 2006, this revenue source totaled $5.1 million, a decrease of $1.4 million when compared to the first quarter of 2005. Mortgage banking revenue was negatively impacted by the current interest rate environment for the second consecutive quarter and will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing rate environment may further negatively impact mortgage banking production volume growth. The company adopted Statement of Financial Accounting Standards 156: Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140 (“FAS 156”) as of January 1, 2006. FAS 156 requires separately recognized servicing assets, in the Company’s case capitalized mortgage servicing rights (“MSRs”), to be recorded at fair value upon the purchase of a servicing right or selling of a loan with servicing retained. FAS 156 also permits entities to choose to either subsequently measure MSRs at fair value and report changes in the fair value in earnings or amortize MSRs in proportion to and over the estimated net servicing income and assess them for impairment resulting in recording them at lower of amortized cost or fair value. The Company has elected to subsequently measure MSRs at fair value.

The adoption of FAS 156 increased retained earnings by $1.1 million (difference between carrying value and fair market value at adoption date required to be recorded as a cumulative-effect adjustment to retained earnings). Additionally in the first quarter of 2006 the income recorded to recognize the fair market value of mortgage banking derivatives (primarily rate lock commitments and commitments to fund to end investors) decreased by $620,000 when compared to the first quarter of 2005.
Service charges on deposit accounts totaled $1.7 million for the first quarter of 2006, an increase of $359,000, or 27%, when compared to the same quarter of 2005. This increase was primarily due to the impact of the bank acquisitions in 2004 and 2005. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust sold premium finance receivables to an unrelated third party financial institution in the first quarter of 2006 and recognized gains of $995,000 related to this activity, compared with $1.7 million of recognized gains in the first quarter of 2005. The lower level of gain recognized is primarily a result of the Company choosing to retain a larger portion of these loans on its books to better balance the asset mix. While lower sales of premium finance receivables decreased the gain recognized in the first quarter of 2006, retaining these higher yielding assets on the books benefits profitability in future quarters. However it is probable that sales of premium finance receivables will occur in the future to ensure this source of liquidity remains readily available.
The administrative services revenue contributed by Tricom added $1.2 million to total non-interest income in the first quarter of 2006, an increase of $139,000 from the first quarter of 2005. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Other non-interest income for the first quarter of 2006 totaled $9.6 million compared to $5.9 million in the first quarter of 2005. The largest component of the increase in other income is the increase in income recognized on the Company’s rate swaps and the trading account assets of its broker-dealers. The increase in trading income recognized as part of the net cash settlement of swaps is income that would be recognized regardless of the accounting methodology in place for the swaps. In the absence of hedge accounting, the net cash settlement component is included in trading income rather than net interest income. This component increased $448,000 in the first quarter of 2006 compared to a year ago. The trading income recognized as part of the change in fair market value is almost entirely related to the rate swaps as the fair market value of the rate swaps increased as rates have risen since December 31, 2005. This accounted for $3.8 million of the increase in the first quarter of 2006 compared to the first quarter of 2005. Fees from certain covered call option transactions totaled $1.8 million in the first quarter of 2006 compared to $2.8 million in the same period of 2005. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. As interest rates continue to rise, this source of income, as expected, has declined.

NON-INTEREST EXPENSE
Non-interest expense for the first quarter of 2006 totaled $54.5 million and increased $6.0 million, or 13%, from the first quarter 2005 total of $48.3 million. All categories of non-interest expense increased as a result of the acquisitions completed in 2004 and 2005, the new branch locations opened and the new de novo bank opened. The acquisition of Antioch impacted both the first quarter of 2005 and 2006 fully (effective acquisition date of January 1, 2005), while the acquisition of FNBI (effective date of March 31, 2005) had no impact on the first quarter of 2005 and was fully included in the first quarter of 2006. Including the locations of Antioch and FNBI, Wintrust added or expanded 21 locations in the past 15 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the three months ended March 31, 2006 and 2005:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Salaries and employee benefits	$33,478	$29,463	4,015	13.6
Equipment	3,174	2,749	425	15.5
Occupancy, net	4,668	3,840	828	21.6
Data processing	1,859	1,715	144	8.4
Advertising and marketing	1,120	994	126	12.7
Professional fees	1,436	1,469	(33)	(2.2)
Amortization of other intangible assets	743	755	(12)	(1.6)
Other:
Commissions — 3rd party brokers	1,092	1,012	80	7.9
Postage	886	905	(19)	(2.1)
Stationery and supplies	789	832	(43)	(5.2)
Miscellaneous	5,215	4,570	645	14.1

Total other	7,982	7,319	663	9.1

Total non-interest expense	$54,460	$48,304	6,156	12.7

Salary and employee benefits expense increased $4.0 million comprised mainly of base and variable salary components increasing $1.2 million due to year-end salary adjustments and growth of the banking facilities and the $1.4 million impact in the first quarter of 2006 as a result of adopting FAS 123.

ASSET QUALITY
Allowance for Credit Losses
A reconciliation of the activity in the balance of the allowance for credit losses for the three months ended March 31, 2006 and 2005 is shown as follows:

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2006	2005

Balance at beginning of period	$40,283	$34,227
Provision for credit losses	1,536	1,231
Allowance acquired in business combinations	—	4,793
Reclassification to allowance for lending-related commitments	—	—

Charge-offs:
Commercial and commercial real estate loans	1,110	663
Home equity loans	22	—
Residential real estate loans	27	44
Consumer and other loans	111	47
Premium finance receivables	446	443
Indirect consumer loans	77	113
Tricom finance receivables	—	—

Total charge-offs	1,793	1,310

Recoveries:
Commercial and commercial real estate loans	120	197
Home equity loans	—	—
Residential real estate loans	—	—
Consumer and other loans	25	6
Premium finance receivables	137	140
Indirect consumer loans	59	53
Tricom finance receivables	—	—

Total recoveries	341	396

Net charge-offs	(1,452)	(914)

Allowance for loan losses at end of period	$40,367	$39,337

Allowance for lending-related commitments at end of period	$491	$—

Allowance for credit losses at end of period	$40,858	$39,337

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.13%	0.07%
Home equity loans	0.01	—
Residential real estate loans	0.03	0.05
Consumer and other loans	0.41	0.16
Premium finance receivables	0.14	0.14
Indirect consumer loans	0.04	0.13
Tricom finance receivables	—	—

Total loans, net of unearned income	0.11%	0.08%

Net charge-offs as a percentage of the provision for credit losses	94.53%	74.25%

Loans at period-end	$5,435,317	$4,858,724
Allowance for loan losses as a percentage of loans at period-end	0.74%	0.81%
Allowance for credit losses as a percentage of loans at period-end	0.75%	0.81%

During the fourth quarter of 2005, Wintrust reclassified a portion of its allowance for loan losses to a separate liability account. The reclassification totaled $491,000 and represents the portion of the allowance for loan losses that was associated with lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. In future periods, the provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Past Due Loans and Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2006	2005	2005
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$507	$159	$131
Commercial, consumer and other	2,891	1,898	1,989
Premium finance receivables	3,738	5,211	3,005
Indirect consumer loans	247	228	259
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	7,383	7,496	5,384

Non-accrual loans:
Residential real estate and home equity	234	457	1,388
Commercial, consumer and other	10,358	11,712	9,968
Premium finance receivables	6,402	6,189	8,514
Indirect consumer loans	216	335	256
Tricom finance receivables	—	—	—

Total non-accrual	17,210	18,693	20,126

Total non-performing loans:
Residential real estate and home equity	741	616	1,519
Commercial, consumer and other	13,249	13,610	11,957
Premium finance receivables	10,140	11,400	11,519
Indirect consumer loans	463	563	515
Tricom finance receivables	—	—	—

Total non-performing loans	24,593	26,189	25,510

Other real estate owned	1,952	1,400	56

Total non-performing assets	$26,545	$27,589	$25,566

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	0.08%	0.07%	0.17%
Commercial, consumer and other	0.39	0.42	0.41
Premium finance receivables	1.12	1.40	1.50
Indirect consumer loans	0.22	0.28	0.27
Tricom finance receivables	—	—	—

Total non-performing loans	0.45%	0.50%	0.53%

Total non-performing assets as a percentage of total assets	0.32%	0.34%	0.35%

Allowance for loan losses as a percentage of non-performing loans	164.15%	153.82%	154.20%

The provision for loan losses totaled $1.5 million for the first quarter of 2006 and $1.2 million for the first quarter of 2005. For the quarter ended March 31, 2006, net charge-offs totaled $1.5 million, an increase over the $914,000 of net charge-offs recorded in the same period of 2005. On a ratio basis, annualized net charge-offs as a percentage of average loans increased to 0.11% in the first quarter of 2006 from 0.08% in the same period in 2005. The increase in the provision for loan losses in the first quarter of 2006 are primarily a result of a higher level of net charge-offs recorded.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $741,000 at March 31, 2006. The balance declined $778,000 from March 31, 2005. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $13.2 million as of March 31, 2006. The balance in this category increased $1.3 million from March 31, 2005. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of March 31, 2006 and 2005, and the amount of net charge-offs for the periods then ended.

(Dollars in thousands)	March 31, 2006	March 31, 2005
Non-performing premium finance receivables	$10,140	$11,519
- as a percent of premium finance receivables outstanding	1.12%	1.50%

Net charge-offs of premium finance receivables	$309	$303
- annualized as a percent of average premium finance receivables	0.14%	0.14%
The level of non-performing premium finance receivables as a percent of total premium finance receivables is lower than the prior year-end level and the level reported at March 31, 2005. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $463,000 at March 31, 2006, compared to $515,000 at March 31, 2005. The ratio of these non-performing loans to total indirect consumer loans was 0.22% at March 31, 2006 compared to 0.27% at March 31, 2005. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect consumer loans were 0.04% for the quarter ended March 31, 2006 compared to 0.13% in the same period in 2005. The level of non-performing and net charge-offs of indirect consumer loans continues to be below standard industry ratios for this type of lending.
WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 14 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Buffalo Grove, Cary, Chicago, Clarendon Hills, Downers Grove, Frankfort, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mundelein, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs and Winnetka, and in Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Northview Mortgage, LLC engages primarily in the origination of residential mortgages for sale into the secondary market through Wintrust bank locations in Northfield, Mundelein and Wheaton, Illinois. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of March 31, 2006, Wintrust operated a total of 64 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things , statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release.

Additional Information
In connection with the proposed transaction with Hinsbrook Bancshares, Inc. (“HBI”), Wintrust will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of HBI, a proxy statement/prospectus. Shareholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about Wintrust, HBI and the proposed transaction. A definitive proxy statement/prospectus will be sent to HBI shareholders seeking their approval of the merger and the other transactions contemplated thereby. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Wintrust Financial Corporation, Attn: Investor Relations, 727 North Bank Lane, Lake Forest, Illinois 60045 or by calling (847) 615-4096, or to Hinsbrook Bancshares, Inc., Attn: President, 6262 South Route 83, Willowbrook, Illinois 60527 or by calling (630) 920-2700. Shareholders are urged to read the proxy statement/prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the proposed transactions.
HBI and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of HBI in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement/prospectus when it is filed with the SEC.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
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